Exhibit 10.3

Agreement

Subject Name	Commissioned work to implement a new sports and cultural activities operation project at Nagoya municipal elementary schools (Nishi, Minami, Tenpaku, Minato, Moriyama, and Meito wards)
Contract amount	￥309,330,329★ (Of which consumption tax and local consumption tax ¥28,120,939 *)
contract period	From the date of conclusion of the contract to March 31, 2025
period of performance	October 1, 2024 to March 31, 2025
Place of performance	Nagoya municipal elementary schools in Nishi, Minami, Tenpaku, Minato, Moriyama and Meito wards
Contract security deposit	Nagoya City Contract Regulations Article 31 3 Exemption in accordance with No.

A contract for the above is hereby entered into with the City of Nagoya as the consignor and REEFLAS Corporation as the trustee, subject to the following terms and conditions.

IN WITNESS WHEREOF, the parties hereto have hereunto set forth their respective names and seals. 2 Each of the parties hereto shall execute and bear his/her name and seal thereon. 1 Each of you shall sign and seal this document and each of you shall have one copy.

August 6, 2024

Consignor 3-3, San-no-Maru, Naka-ku, Nagoya City 1 No. 1 No. Nagoya City contract assignee Tomohiro Tsubota, Superintendent of Education, Nagoya City Board of Education

Trustee 4-20-3 Ebisu, Shibuya-ku, Tokyo Yebisu Garden Place Tower 17F Leefrath Corporation Representative Director Kiyotaka Ito

(Purpose of contract)

Article 1 The Trustee shall execute this contract (hereinafter referred to as the “Contract”) and the Nagoya City Elementary School New Athletic and Cultural Activities Operation Project The Trustee shall perform the Work and operate it properly and smoothly in accordance with this Agreement (hereinafter referred to as the “Agreement”) and the Nagoya City Elementary School New Athletic and Cultural Activities Operation Project Implementation Work Consignment Specification (hereinafter referred to as the “Specification”). The contractor shall perform the services in accordance with this Agreement (hereinafter referred to as the “Agreement”) and the Specifications for the Implementation of the New Athletic and Cultural Activities Operation Project at Nagoya Municipal Elementary Schools (hereinafter referred to as the “Specifications”), and shall ensure appropriate and smooth operation.

2	With respect to this contract, the trustee shall, upon consultation between the contractor and the trustee, implement at the trustee’s expense any matter not expressly provided for in the contract and the specifications that is naturally necessary for the performance of the contract, in accordance with the trustee’s instructions.

(Contract amount)

Article 2 The contract amount shall be 309,330,329 yen.

(Duty of care)

Article 3 The trustee shall keep close contact with the consignor and perform the work entrusted by this contract (hereinafter referred to as “entrusted work”) with the care of a good manager in accordance with the specifications and the consignor’s instructions. (2) The Trustee shall execute the work entrusted under this contract (hereinafter referred to as the “entrusted work”) in accordance with the specifications and instructions of the entrustor.

(Confidentiality)

Article 4 The trustee and employees of the trustee shall not divulge to any third party any matters that come to their knowledge directly or indirectly in the course of performing the entrusted services.

2	The trustee shall educate its employees on the protection of personal information, and shall comply with the “Information Handling Precautions” in the Appendix to the specifications when handling the affairs under this contract. 5 In addition, the Trustee shall comply with the “Information Handling Precautions” in the attached Appendix to the Specifications when handling the affairs under this contract.

3	If the trustee is found to be in breach of the provisions of the preceding paragraph, the trustor may demand compensation for ordinary and direct damages suffered by the trustee.

4	The provisions of paragraphs (1) and the proceeding paragraph above shall apply even after the expiration and termination of the contract.

(General Manager)

Article 5 The trustee shall, promptly after the conclusion of this contract, appoint a general manager as specified in the specifications and report in writing to the consignor.

(Request for Improvement and Other Measures Concerning Project Implementation)

Article. 6 In the event that the consignor finds something inappropriate in the implementation of the consigned work by the consignee, the consignor may request the consignee to take the necessary measures in writing, clearly indicating the reasons for such action.

2	In response to the request in the preceding paragraph, the trustee shall, in principle, promptly submit to the consignor a document specifying the details of the measures to be taken in advance, and the trustee shall promptly take necessary measures after the approval of the consignor. The trustee shall also promptly submit to the consignor a written report specifying the progress of the measures after such measures have been taken.

(Borrowing of goods)

Article 7 The Trustee may borrow goods necessary for the activities from the host school (hereinafter referred to as “Host School”) upon consultation with the Host School. The Trustee may borrow goods necessary for the activities from the implementing school (hereinafter referred to as the “Implementing School”) upon consultation with the Implementing School.

(Standards of Business Conduct)

Article 8 The trustee shall, in processing the affairs of the entrusted business, comply with the provisions of the Nagoya City Ordinances, Nagoya City Regulations, and Nagoya City Board of Education Regulations, as well as the standards established by the trustee.

(Prohibition of reconsignment)

Article 9 The trustee shall not have a third party perform all or part of the entrusted work. However, this shall not apply to the extent that the purpose of this contract is not impaired, and which has been approved in advance by the trustee.

2	When the trustee sub-consigns the work to a third party pursuant to the preceding paragraph, the trustee shall provide appropriate supervision and guidance to the sub-consignee, and all damages or increased costs caused by reasons attributable to the sub-consignee shall be deemed to be caused by reasons attributable to the trustee and shall be borne by the trustee on its own responsibility.

(Report on the status of implementation)

Article 10 The trustee shall submit to the consignor a project report on the number of applicants for participation by children, the results of activities, and other matters specified by the consignor promptly after the completion of the services.

2	The trustee shall submit to the consignor by the 10th day of the month following the month in which the activity is implemented a report on the working conditions of the operation staff and the number of applicants for participation by children, the date and time of the activity, and other items specified by the consignor.

(Inspection of implementation status, etc.)

Article 11 The trustee may inspect the state of implementation of the entrusted services or request the trustee to submit necessary materials. In this case, the trustee may not refuse to do so.

2	The trustee may request the fiduciary to take necessary measures when deemed necessary as a result of the inspection, etc. described in the preceding paragraph.

(Preservation of documents, etc.)

Article 12 The trustee shall submit the documents listed in the following items to the office of the Director of the National Institute of Information and Communications Technology in the fiscal year following the fiscal year in which the work was completed. 4 month of the fiscal year following the fiscal year that includes the date of completion of the work. 1 Article 12 The trustee shall preserve the following documents, etc, 5 Article 12 The trustee shall preserve the following documents, etc.

(1)	The preceding 2 Reports and materials submitted to the consignor pursuant to Article

(2)	Work rules, regulations concerning the protection and management of information, attendance records, forms concerning salary disbursements, and other materials designated by the consignor.

2	During the retention period of the materials listed in the preceding paragraph, the trustee may request the fiduciary to submit said materials. In this case, the trustee may not refuse to do so.

(Billing and payment of contract price)

Article 13 Payment of the contract price shall be made in accordance with the provisions of Article 13 of the Local Autonomy Law Enforcement Order. 162 Article 13. 6 The payment of the contract price shall be governed by the Local Autonomy Law Enforcement Ordinance, Article 13 and the Nagoya City Accounting Rules (1964 Nagoya City Rules, No. 1. 5 Article 13. Article 13.) Article 13. 4 (2) In accordance with Article 81, Item (1) of the Nagoya City Accounting Regulations (hereinafter referred to as “Accounting Regulations”), payment shall be made on an estimated basis.

2	Personnel expenses for operating staff (salaries and transportation expenses for the chief instructor, deputy chief instructor, and operating assistants) (hereinafter referred to as “personnel expenses for operating staff”) shall be paid in accordance with actual performance based on the unit price stated in the estimated cost breakdown.

3	The consignor shall pay the contract price specified in the preceding paragraph to the trustee promptly upon the trustee’s request on a monthly basis as shown in Exhibit 1 and shall promptly pay the Contract Price to the Trustee upon the Trustee’s request on a monthly basis as described in the following paragraph.

4	With respect to the payment of the consignment fee under this contract, if the consignee submits an application for periodic payment as stipulated in Article 64 of the Nagoya City Accounting Regulations (Nagoya City Regulations No. 1964), the consignee need not submit a bill. 5 In the event that an application for periodic payment is submitted as stipulated in Article 64 of the Nagoya City Accounting Regulations (Nagoya City Regulations No. 1964), the trustee shall not be required to submit an invoice.

(Change in contract amount)

Article 14 In the event of any change in the amount equivalent to the cost required to perform the commissioned work due to reasons arising after the conclusion of this contract, the contract amount may be changed upon consultation between the commissioner and the trustee.

(Reduction or refund of contract price)

Article 15 When the trustee falls under any of the following items, the consignor may pay the contract price to the trustee in whole or in part at a reduced amount. However, if the contract price has already been paid to the trustee, the consignor may have the trustee return all or part of the contract price.

(1)	When there is a significant discrepancy between the details of the application or contract and the details of the project implementation. 1 (2) When there is a significant discrepancy in all or part of the project implementation details from the application or contract details, and the consignor finds no justifiable reason for such discrepancy.

(2)	When the trustee fails to perform the contract without justifiable reason or does not expect to perform the contract within the contract period.

(3)	When the contract is cancelled pursuant to Articles 23, 24 and 25, or when the contract is changed pursuant to Articles 28 and 29.

(Handling of estimated payments)

Article 16 With respect to the contract price received as an estimated payment, the trustee shall submit to the consignor a settlement statement clarifying the breakdown of expenditures and materials requested by the consignor within 20 days after completion of the work, and obtain his/her approval.

2	The contractor shall settle the reimbursement of operating staff personnel expenses related to the preceding paragraph in accordance with actual performance.

3	If there is a settlement balance in the amount received as estimated payment, the trustee shall return it promptly after approval in accordance with the preceding paragraph.

4	If, as a result of settlement, there is a shortfall in the amount received as estimated payment, the trustee shall apply the amount at its own expense, unless otherwise approved in advance by the trustee.

(Accident reporting and compensation for damages, etc.)

Article 17 The trustee shall, in principle, promptly submit a report to the consignor in the following cases

(In the event of an accident during the performance of the commissioned services.)

(1)	When an accident occurs during the execution of the commissioned work

(2)	When the school facilities or other properties are lost or damaged in the performance of the commissioned services

(3)	When the consignor instructs otherwise.

2	In the case of the preceding paragraph, when the cause is attributable to the trustee, the trustee shall restore the property to its original state or compensate for damages in accordance with the instructions of the trustor.

(Risk burden)

Article 18 The trustee shall bear all damages incurred in the performance of the services, except in cases where such damages are caused by reasons attributable to the trustee.

2	When the trustee finds that the damage stipulated in the preceding paragraph is caused by a natural disaster or other force majeure and that it would be extremely detrimental to fairness to have the trustee bear all such damage, the trustee shall bear all or part of such damage.

3	In the preceding paragraphs the amount of damages to be borne by the consignor pursuant to the provisions of the preceding paragraph shall be determined through consultation between the consignor and the trustee within the scope of the amount authorized by the consignor.

(Attribution of rights and obligations)

Article 19 The trustee may not assign or cause a third party to succeed to the rights and obligations arising under this contract without the approval of the consignor, nor may the trustee offer such rights as security.

(Liability for noncompliance with contract)

Article 20 When the consignor becomes aware that the results of the commissioned work do not conform to the contents of this Agreement, the consignor may, within one year, demand repairs, or demand compensation for damages in lieu of or together with the repairs.

2	When requesting repairs under the preceding paragraph, the trustee shall redo the work and complete the work properly within the time limit specified by the consignor.

3	The Trustee shall bear all costs of repairs as described in the preceding two paragraphs.

(Delinquent accounts)

Article 21 In the event that the trustee delays in the performance of his/her obligation without justifiable reason, the amount of the delinquency charge for such delay shall be calculated in accordance with the number of days of delay and in accordance with Article 33 of the Nagoya City Contract Regulations (Nagoya City Regulations No. 17, 1964), and the amount shall be paid by the day designated by the trustee. 1 The amount calculated in accordance with the rate specified in Article 33, Paragraph 1 of the Nagoya City Contract Regulations (Nagoya City Regulations No. 17, 1964) shall be paid by the date specified by the consignor.

(Right to terminate contract)

Article 22 The consignor may terminate the contract if the trustee falls under any of the following items

(1)	When it is deemed that the Company has violated this Agreement and that, due to such violation, the purpose of this Agreement cannot be achieved.

(2)	When there has been a fraudulent act in connection with the conclusion or performance of the contract.

(3)	When there has been a substantial change in the nature of the work. 3 When there has been a substantial change in the content of the business

(4)	When the trustee does not comply with the necessary instructions or request for submission of an improvement plan from the consignor with respect to the improvement of operations, etc., or when the improvement is not expected.

(5)	When the contractor is no longer able to perform the commissioned work.

(6)	When the contractor is not qualified for the contract

(7)	In the event that the trustor finds it justifiable to terminate the contract. 7 (2) When the trustee offers to terminate the contract and the consignor deems the reasons for such termination to be justifiable.

(8)	(Japanese only) 8 Agreement Concerning Exclusion of Boryokudan-related Entities from Nagoya City Contracts (Concluded with the Mayor of Nagoya City and the Aichi Prefectural Police Headquarters on March 28, 2008) 1 (Concluded by the Mayor of Nagoya City and the Chief of Aichi Prefectural Police Headquarters on March 28, 2008) and the Nagoya City Outline for the Exclusion of Organized Crime Group Affiliated Businesses from Procurement Contracts, etc. 1 (No. 19 Zai-Kei No. 19, dated March 29, 2008). 103 (No. 19 Zai-Kei dated 2008, dated 2008.29)

(9)	When the Company violates any of the terms and conditions set forth in this contract 9 (iii) When the terms and conditions set forth in this contract have been violated.

(Right of the consignor to terminate the consignment pertaining to a business related to a crime syndicate)

Article 23 The consignor may immediately terminate the contract if the trustee falls under any of the following items in connection with this contract.

(1)	Officers, etc. (in the case of a juridical person, officers and managers, including part-time officers, and representatives of business offices; in the case of other organizations, representatives and directors, etc. who have the same responsibilities as officers, etc. of a juridical person; in the case of an individual, such person and representatives of branch offices or business offices. The same shall apply hereinafter in this item.) (i.e., a representative person and a director, etc. with the same responsibilities as officers, etc. of a juridical person in the case of an organization, or a representative person and a person representing a branch or business office in the case of an individual. 3 Act on Prevention, etc. of Unjustifiable Acts by Organized Crime Groups (Act No. 77 of 2002) 2 Article 8, paragraph 1, item 1 2 (i) A person who is a member of a crime syndicate, etc. (meaning a crime syndicate as defined in Article 2, Paragraph 1, of the Act on Prevention, etc. of Unjustifiable Acts by Organized Crime Groups (Act No. 77 of 2002) (hereinafter in this item, “crime syndicate”)) (i.e., a person who is a member of a crime syndicate, etc. (meaning a person who has a relationship with a crime syndicate and commits violent illegal acts, etc. against the backdrop of the power of the crime syndicate). (Hereinafter the same shall apply in this item.) (ii) When the applicant is recognized to be a member of a Boryokudan (hereinafter in this item referred to as “Boryokudan”).

(2)	When it is recognized that a Boryokudanin, etc. is substantially involved in the management of the company.

(3)	If any of the officers, etc. or employees of a corporation, etc. (meaning a corporation or other organization or individual) that is substantially involved in the power of Boryokudan or Boryokudanin, etc. or in the management or operation of Boryokudanin, etc. (meaning a corporation or other organization or individual). (Hereinafter the same shall apply in this item.)

(4)	The following is a summary of the activities of the Boryokudan Group. 4 (i) When it is recognized that an officer, etc. or employee of the Company is cooperating or participating in the maintenance and operation of Boryokudan, such as by supplying funds or providing benefits to Boryokudan, Boryokudanin, etc. or a juridical person, etc. substantially involved in the management or operation of Boryokudan, Boryokudanin, etc.

(5)	When it is recognized that an officer, etc. or employee has a socially reprehensible relationship with Boryokudan or Boryokudanin, etc.

(6)	When it is recognized that an officer, etc. or an employee of the Company has knowingly taken advantage of a juridical person, etc. that falls under any of the preceding items, etc.

(Right of termination by consignor in connection with bid rigging or other wrongful acts)

Article 24 The consignor may immediately terminate the contract if the trustee falls under any of the following items in connection with this contract.

(1)	The trustee shall comply with the provisions of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, hereinafter referred to as the “Antimonopoly Act”). (hereinafter referred to as the “Antimonopoly Law”). Article 2, Article 3, Article 4 3 Article 1, Article 2, Article 3, Article 4, Article 5, Article 6 and Article 7. 6 Article 19, Article 20, Article 21, Article 22, Article 228 Article 49 of the Antimonopoly Act (hereinafter referred to as the “Antimonopoly Act Violation”). (2) When the Company receives a cease and desist order under Article 49 or a payment order under Article 62 of the Antimonopoly Act as a result of a violation of the provisions of Article 19 (hereinafter referred to as a “violation of the Antimonopoly Act”), and such order is confirmed

(2)	If the trustee, an officer of the trustee or an employee of the trustee has violated Article 96 or Article 198 of the Penal Code (Law No. 45 of 1907) or Article 89 of the Antimonopoly Law, the trustee or an officer or employee of the trustee shall be liable for damages under the same Article. 6 or Article 198 of the Penal Code (Act No. 45 of 1907) or Article 89, Paragraph 1, Article 90, Paragraph 1 of the Antimonopoly Act 1 Article 89, paragraph (1), Article 90, item (i) or (ii) of the Antimonopoly Act 1 or 2 or Article 95, paragraph (1), item (i) or (ii) of the Antimonopoly Act. 1 Article 95, paragraph (1), item (i) or (ii) of the Antimonopoly Act 1 (i) A person who has committed a crime prescribed in Article 89, paragraph (1), Article 90, item (i) or (ii), or Article 95, paragraph (1), item (iii) of the Antimonopoly Act and has been sentenced (including cases where the execution of the sentence has been suspended) The same shall apply hereinafter) (2) When a person who has been sentenced to death

(3)	In addition to the preceding 2 (i) In addition to the cases prescribed in the preceding item, when it has become clear that the trustee, an officer of the trustee or an employee of the trustee has committed an act in violation of the Antimonopoly Act or an act falling under the provisions of Article 96 6 (2) When it has become clear that the trustee, or an officer or employee of the trustee, has committed an act in violation of the Antimonopoly Act or an act falling under the provisions of Article 96 or Article 198 of the Penal Code

(Penalty in the event of cancellation of the contract, etc.)

Article 25 In any of the following cases, the trustee shall pay an amount equivalent to 10% of the contract amount (equivalent to the annual amount) as a penalty fee by the due date specified by the entrustor 1 In any of the following cases, the trustee shall pay an amount equivalent to 10% of the contract amount (equivalent to the annual amount) as a penalty fee by the deadline specified by the consignor.

(1)	If this contract is cancelled pursuant to the provisions of the preceding three articles (excluding Article 23, item (iii)) 7 (excluding item (iii) of Article 23), this contract is cancelled

(2)	In the event that the trustee refuses to perform its obligations or becomes unable to perform its obligations to the trustor for reasons attributable to the trustee

2	If a person listed in any of the following items cancels this contract, it shall be deemed to fall under the preceding paragraph. 2 The following cases shall be deemed to fall under item (i) of the preceding paragraph.

(1)	In the event that a decision to commence bankruptcy proceedings has been made against the trustee, a trustee in bankruptcy appointed pursuant to the provisions of the Bankruptcy Act (Act No. 75 of 2004).

(2)	In the event that the trustee has been ordered to commence reorganization proceedings 2 In the event that a decision to commence reorganization proceedings has been made against the trustee, the trustee appointed pursuant to the provisions of the Corporate Reorganization Law (Law No. 2002) shall be the trustee of the trustee. 154 (2) In the event that a decision to commence reorganization proceedings has been made against the trustee, the trustee appointed pursuant to the provisions of the Corporate Reorganization Act (Act No. 2002)

(3)	Where an order of commencement of rehabilitation proceedings is made against the trustee 3 (2) Where an order of commencement of rehabilitation proceedings is made against the trustee, the rehabilitation debtor, etc. appointed under the provisions of the Civil Rehabilitation Act (Act No. of 1999) shall be the rehabilitation debtor, etc. 225 (ii) Where an order of commencement of rehabilitation proceedings is made against the trustee, the rehabilitation debtor, etc. appointed under the provisions of the Civil Rehabilitation Act (Act No. 88 of 1999)

(Schedule of compensation for bid rigging and other wrongful acts)

Article 26 If the trustee falls under any of the items of Article 25 with respect to this contract 1 In the event that the Trustee falls under any of the items of Paragraph 25, regardless of whether the Contractor cancels the Contract or not, the Trustee shall pay to the Contractor compensation in the amount of 20/100 of the Contract Sum multiplied by the number of days from the date of payment of the Contract Sum to the date of payment of the compensation, in accordance with Article 46 of the Contract Rules as of the date of conclusion of the Contract. 2 Paragraph (1) of Article 46 of the Contract Regulations as of the date of conclusion of the contract 1 (3) The contractor shall pay the compensation with interest at the rate specified in Paragraph (1) of Article 46 of the Contract Rules as of the date of conclusion of the contract. However, this shall not apply in any of the following cases

(1)	Article 25, Paragraph 1 1 Paragraphs (1), (2), (3), (4), (5) 1 and item (i) and item (ii) of 3 of item (iii) of Article 25 of the Antimonopoly Act, the act of violating the Antimonopoly Act is 2 Article 25, paragraph (1), item (i) and (ii) of the Antimonopoly Act 9 Unfair Trade Practices (General Designation) (Notification No. 15 of the Fair Trade Commission, 1982) under Article 25, Paragraph 1, Item 1 and Item 2 of the Antimonopoly Act 6 (Fair Trade Commission Notice No. 15, issued on March 18, 1982). 6 (2) When the trustee proves and the consignor acknowledges that the act is an act that does not cause any monetary damage to the consignor, such as in the case of unfair trade as defined in Paragraph 1 of Article 2 of the Antimonopoly Act.

(2)	Article 25, Paragraph 1 1 Article 25, paragraph (1), item (i) 2 (iii) In the case of item (i) of paragraph (1) of Article 25, when the trustee or an officer of the trustee or an employee of the trustee has committed a crime prescribed in Article 198 of the Penal Code and has been sentenced to punishment, or 3 (iii) of Article 25, paragraph (1), item (i), when it has become clear that the trustee or an officer or employee of the trustee has committed an act falling under Article 198 of the Penal Code However, if the trustee, an officer of the trustee or an employee of the trustee also falls under the provisions of Article 96 of the Penal Code, and is sentenced to prison. 6 (2) When the trustee or an officer or employee of the trustee has also fallen under the provisions of Article 96 of the Penal Code and has been sentenced to punishment (with respect to item (i) of the same paragraph) 3 Article 96 of the Penal Code), it is clear that the trustee or an officer or employee of the trustee 6 (With respect to item (iii) of the same paragraph, when it has also become clear that the trustee or an officer or employee of the trustee has committed an act falling under the provisions of Article 96 of the Penal Code) (excluding the case where it is found that the employee has committed an act falling under the provisions of Article 96 of the Penal Code)

2	In the case prescribed in paragraph (1) of this Article, if the trustee is a joint enterprise and has already been dissolved, the trustor may demand payment of the compensation and interest prescribed in the said paragraph from the person who was the representative of the trustee or a former member of the trustee. In this case, the person who was the representative of the trustee and the person who was a member thereof shall pay jointly and severally.

3	Notwithstanding the provisions of paragraph (1) of this Article, if the amount of damages incurred by the trustor exceeds the amount of compensation prescribed in said paragraph, the trustor may demand compensation from the trustee for the excess amount.

4	The provisions of the preceding paragraph shall apply even after the performance under this contract has been completed.

(Change of contract)

Article 27 In any of the following cases, the consignor may change or cancel this contract upon consultation with the trustee, notwithstanding the contract amount and the contract period specified in this contract.

(1)	When it becomes difficult to perform a part of the contract under the terms and conditions set forth in this contract due to significant changes in economic conditions, natural disasters, etc.

(2)	When it becomes necessary to change the contents of the contract in the middle of the implementation of other outsourced services.

(Disclaimer)

Article 28 The consignor shall not be compensated for expenses spent for preparatory work, etc., even if the consignee is unable to perform the work before the project commences due to the circumstances of the consignor or the consignee.

(Determination of doubt, etc.)

Article 29 If any doubt arises concerning the interpretation of any provision of this contract, it shall be handled upon consultation between the consignor and the trustee, and if such consultation is not completed, the consignor shall make the decision.

2	If any question arises concerning matters not stipulated in this contract, the consignor and the trustee shall determine the matter through consultation on a case-by-case basis.